Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2024

Financial Results and Engages Financial Advisor

Hsinchu, Taiwan (July 8, 2024)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2024, ended May 31, 2024.

Revenue for the third quarter of fiscal 2024 increased to $1.3 million, compared to $886 thousand in the second quarter of fiscal 2024. GAAP net loss attributable to SemiLEDs stockholders for the third quarter of fiscal 2024 decreased to $319 thousand, or $(0.06) per diluted share, compared to a net loss of $559 thousand, or $(0.11) per diluted share, in the second quarter of fiscal 2024.

GAAP gross margin for the third quarter of fiscal 2024 increased to 41%, compared to 13% for the second quarter of fiscal 2024. Operating margin for the third quarter of fiscal 2024 was negative 36%, compared with negative 94% for the second quarter of fiscal 2024. The Company’s cash and cash equivalents were $1.7 million at May 31, 2024, compared to $1.6 million at the end of the second quarter of fiscal 2024.

We expect revenue for the fourth quarter ending August 31, 2024 to be approximately $1.0 million +/- 10%.

The Company has engaged Roth Capital Partners, LLC as the Company’s financial advisor to explore potential strategic alternatives.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the fourth quarter ending August 31, 2024, the consideration of potential strategic alternatives, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. There can be no assurance that SemiLEDs will be able to identify or execute upon any strategic alternatives or, if alternatives are identified, the possible terms of any such strategic agreement. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 29,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,676	$1,613
Restricted cash and cash equivalents	77	79
Accounts receivable (including related parties), net	668	748
Inventories	3,673	3,751
Prepaid expenses and other current assets	282	245
Total current assets	6,376	6,436
Property, plant and equipment, net	2,788	2,996
Operating lease right of use assets	1,109	1,313
Intangible assets, net	91	96
Investments in unconsolidated entities	957	986
Other assets	190	192
TOTAL ASSETS	$11,511	$12,019
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$2,848	$2,859
Accounts payable	203	179
Accrued expenses and other current liabilities	2,665	2,562
Other payable to related parties	952	904
Operating lease liabilities, current	108	132
Total current liabilities	6,776	6,636
Long-term debt, excluding current installments	969	1,110
Operating lease liabilities, less current portion	1,001	1,181
Total liabilities	8,746	8,927
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	187,306	187,275
Accumulated other comprehensive income	3,530	3,571
Accumulated deficit	(188,121)	(187,802)
Total SemiLEDs stockholders' equity	2,715	3,044
Noncontrolling interests	50	48
Total equity	2,765	3,092
TOTAL LIABILITIES AND EQUITY	$11,511	$12,019

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 29,
	2024	2024
Revenues, net	$1,323	$886
Cost of revenues	780	774
Gross profit	543	112
Operating expenses:
Research and development	320	251
Selling, general and administrative	696	693
Total operating expenses	1,016	944
Loss from operations	(473)	(832)
Other income (expenses):
Investment loss from unconsolidated entities	(3)	(5)
Interest expenses, net	(58)	(65)
Other income, net	277	377
Foreign currency transaction loss, net	(59)	(32)
Total other income, net	157	275
Loss before income taxes	(316)	(557)
Income tax expense	—	—
Net loss	(316)	(557)
Less: Net income attributable to noncontrolling interests	3	2
Net loss attributable to SemiLEDs stockholders	$(319)	$(559)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.06)	$(0.11)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,914	4,905